Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of LCNB Corp. (the “Registration Statement”), of our reports dated February 27, 2012, relating to our audit of the consolidated balance sheets of LCNB Corp. and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income,  shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011 which reports appear in the annual report on Form 10-k. We also consent to the reference to us under the caption “Experts” in such registration statement.

Cincinnati, Ohio	/s/ J.D. Cloud & Co. L.L.P.
October 26, 2012